FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FIRST QUARTER 2014 EARNINGS RESULTS

FORT WORTH, Texas, (May 8, 2014) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported first quarter 2014 net income of $4.5 million, or $0.23 per diluted share, compared to net income of $1.7 million, or $0.09 per diluted share, reported for first quarter 2013. Total revenues were $87.1 million for the first quarter of 2014 as compared to $93.1 million for the first quarter of 2013.

“I am pleased to report that our strategy of growing existing profitable lines of business and contracting lines of business where we have experienced unacceptable underwriting performance continues to bear fruit in our quarterly earnings. Our combined ratio of 94.3% reflects quarterly underwriting results at a level that we have not experienced in four years, and marks the third consecutive quarter of reported underwriting profits. These results are almost entirely driven by the operating performance of our Specialty Commercial Segment which has delivered outstanding underwriting results nearly every quarter over the past three challenging years,” said Mark J. Morrison, President and Chief Executive Officer. “As market conditions for our Specialty Commercial lines of business rapidly improved in recent years, we have reallocated capital to support our growth in these lines, while contracting in our Personal and Standard Commercial lines. As a result of this strategy, our Specialty Commercial Segment, which produced a combined ratio of 88.8% for the first quarter of 2014, has grown over 50% since 2011 and now accounts for nearly three-fourths of our overall net written premium in 2014.”

“Our quarterly results also reflect an improvement in underwriting profitability for our Personal and Standard Commercial Segments. Subdued weather-related catastrophe events and reduced impact from Personal Segment’s discontinued products and states helped to produce a quarterly underwriting profit on a gross basis in each of these segments. While we are still not satisfied with our overall underwriting profitability in these segments, we remain confident the underwriting and pricing actions we have taken will continue to improve operating margins and help us to achieve our financial goals across all lines of business.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share was $12.54 at the end of the quarter, an increase of 6% over prior year. Total cash and investments have increased 2% during the quarter to $630.5 million, or $32.73 per share due in part to cash flow from operations of $5.1 million. Hallmark’s cash balances totaled $165.0 million as of March 31, 2014.”

First Quarter
	2014	2013	% Change
	($ in thousands, unaudited)
Gross premiums written	116,082	108,147	7%
Net premiums written	82,921	93,896	-12%
Net premiums earned	82,577	86,488	-5%
Investment income, net of expenses	3,241	3,628	-11%
Net realized gains	185	1,176	-84%
Total revenues	87,109	93,141	-6%
Net income	4,548	1,694	168%
Net income per share - basic	$0.24	$0.09	167%
Net income per share - diluted	$0.23	$0.09	156%
Book value per share	$12.54	$11.80	6%
Cash flow from operations	5,107	5,825	-12%

First Quarter 2014 Commentary

During the three months ended March 31, 2014, total revenues were $87.1 million, representing a 6% decrease from the $93.1 million in total revenues for same period of 2013. The decrease in revenue was primarily attributable to lower net premiums earned in the Personal Segment due to quota share reinsurance contracts entered into during 2013. Further contributing to the decrease in revenue were lower net realized gains on the Company’s investment portfolio, lower net investment income and an adverse profit share commission revenue adjustment in the Standard Commercial Segment compared to a favorable profit share commission revenue adjustment for the three months ended March 31, 2013. These decreases in revenue were partially offset by increased premium production and resulting earned premium driven largely from the Specialty Commercial Segment.

The decrease in revenue for the three months ended March 31, 2014 was offset by decreased loss and loss adjustment expenses (“LAE”) of $9.0 million as compared to the same period in 2013. During the three months ended March 31, 2014, the Company recorded $1.2 million of favorable prior year loss reserve development as compared to $2.0 million of unfavorable prior year loss reserve development for the same period of 2013. Further contributing to the lower loss and LAE were lower current accident year loss trends in the Specialty Commercial Segment primarily driven by the Hallmark Select business unit. Other operating expenses also decreased due mostly to lower production related expenses in the Personal Segment, partially offset by increased production related expenses in the Specialty Commercial Segment.

Hallmark reported net income of $4.5 million for three months ended March 31, 2014, as compared to net income of $1.7 million for the same period in 2013. On a diluted per share basis, net income was $0.23 per share for the three months ended March 31, 2014 as compared to net income of $0.09 per share for the same period in 2013.

Hallmark's consolidated net loss ratio was 63.9% for the three months ended March 31, 2014 as compared to 71.4% for the same period in 2013. Hallmark's net expense ratio was 30.4% for the three months ended March 31, 2014 as compared to 30.2% for the same period in 2013. Hallmark’s net combined ratio was 94.3% for the three months ended March 31, 2014 as compared to 101.6% for the same period in 2013.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mark J. Morrison, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except share amounts)	Mar. 31	Dec. 31
ASSETS	2014	2013
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (cost: $414,555 in 2013 and $408,627 in 2013)	$415,533	$410,095
Equity securities, available-for-sale, at fair value (cost: $24,910 in 2013 and $24,902 in 2013)	49,987	51,230
Total investments	465,520	461,325
Cash and cash equivalents	153,293	141,666
Restricted cash	11,712	12,190
Ceded unearned premiums	46,335	44,988
Premiums receivable	72,782	71,157
Accounts receivable	3,308	2,382
Receivable for securities	1,609	1,320
Reinsurance recoverable	85,140	76,818
Deferred policy acquisition costs	22,852	22,586
Goodwill	44,695	44,695
Intangible assets, net	19,314	19,953
Prepaid expenses	2,863	1,531
Other assets	8,033	8,412
Total Assets	$937,456	$909,023
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$1,473	$1,473
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	395,654	382,640
Unearned premiums	186,994	185,303
Reinsurance balances payable	20,622	20,598
Pension liability	1,291	1,433
Payable for securities	12,315	206
Deferred federal income taxes, net	2,530	2,825
Federal income tax payable	1,805	719
Accounts payable and other accrued expenses	16,458	19,006
Total Liabilities	695,844	670,905
Commitments and contingencies

Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2014 and 2013	3,757	3,757
Additional paid-in capital	122,937	122,827
Retained earnings	110,757	106,209
Accumulated other comprehensive income	15,719	16,883
Treasury stock (1,609,374 shares in 2014 and 2013), at cost	(11,558)	(11,558)
Total Stockholders’ Equity	241,612	238,118
	$937,456	$909,023

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended
($ in thousands, except share amounts; unaudited)	March 31
	2014	2013
Gross premiums written	$116,082	$108,147
Ceded premiums written	(33,161)	(14,251)
Net premiums written	82,921	93,896
Change in unearned premiums	(344)	(7,408)
Net premiums earned	82,577	86,488

Investment income, net of expenses	3,241	3,628
Net realized gains	185	1,176
Finance charges	1,384	1,425
Commission and fees	(290)	341
Other income	12	83
Total revenues	87,109	93,141

Losses and loss adjustment expenses	52,770	61,738
Other operating expenses	26,136	27,194
Interest expense	1,152	1,149
Amortization of intangible assets	639	897
Total expenses	80,697	90,978

Income before tax	6,412	2,163
Income tax expense	1,864	469
Net income	4,548	1,694

Net income per common share:
Basic	$0.24	$0.09
Diluted	$0.23	$0.09

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Segment Data

Three Months Ended Mar. 31 (unaudited)

	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Gross premiums written	$20,981	$21,642	$74,922	$65,306	$20,179	$21,199	$-	$-	$116,082	$108,147
Ceded premiums written	(1,969)	(1,995)	(14,229)	(10,932)	(16,963)	(1,324)	-	-	(33,161)	(14,251)
Net premiums written	19,012	19,647	60,693	54,374	3,216	19,875	-	-	82,921	93,896
Change in unearned premiums	388	(1,117)	(1,420)	(5,521)	688	(770)	-	-	(344)	(7,408)
Net premiums earned	19,400	18,530	59,273	48,853	3,904	19,105	-	-	82,577	86,488

Total revenues	20,341	20,288	62,482	51,680	5,592	20,978	(1,306)	195	87,109	93,141

Losses and loss adjustment expenses	12,823	12,583	36,941	34,436	3,006	14,719	-	-	52,770	61,738

Pre-tax income (loss)	1,221	1,477	9,924	3,698	(31)	(64)	(4,702)	(2,948)	6,412	2,163

Net loss ratio (1)	66.1%	67.9%	62.3%	70.5%	77.0%	77.0%			63.9%	71.4%
Net expense ratio (1)	32.7%	33.7%	26.5%	27.5%	37.5%	27.1%			30.4%	30.2%
Net combined ratio (1)	98.8%	101.6%	88.8%	98.0%	114.5%	104.1%			94.3%	101.6%

Favorable (Unfavorable) Prior Year Development	1,193	726	(648)	(2,990)	658	253	-	-	1,203	(2,011)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated for the business units that retain 100% of produced premium as total operating expenses for the unit offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. For the business units that do not retain 100% of the produced premium, the net expense ratio is calculated as underwriting expenses of the insurance company subsidiaries for the unit offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.